                           Offer To Purchase for Cash
                      All of the Outstanding Common Shares
                                       of
                           Fingerhut Companies, Inc.
                                       at
                              $25.00 Net Per Share
                                       by
                            Bengal Subsidiary Corp.,
                      a direct, wholly owned subsidiary of
                       Federated Department Stores, Inc.
--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON WEDNESDAY, MARCH 17, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER
 OF COMMON SHARES OF THE COMPANY (THE "SHARES") THAT (TOGETHER WITH ANY SHARES
   THEN OWNED BY FEDERATED DEPARTMENT STORES, INC. OR ANY OF ITS
   SUBSIDIARIES) CONSTITUTES A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY
    DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE
     OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS
      OFFER TO PURCHASE, INCLUDING CERTAIN ACTIONS BY THE UNITED STATES
       COMPTROLLER OF THE CURRENCY. SEE THE INTRODUCTION AND SECTIONS 1,
                      14 AND 15 OF THIS OFFER TO PURCHASE.

   THE BOARD OF DIRECTORS OF FINGERHUT COMPANIES, INC. (THE "COMPANY") HAS UNANIMOUSLY (WITH ONE DIRECTOR BEING ABSENT) RESOLVED TO RECOMMEND THAT
      HOLDERS OF SHARES ("SHAREHOLDERS") ACCEPT THE OFFER AND APPROVE THE
      MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE OFFER
          AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE
                         COMPANY AND THE SHAREHOLDERS.

    Any Shareholder desiring to tender all or a portion of its Shares should either (1) complete and sign the appropriate Letter(s) of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in such Letter of Transmittal, mail or deliver such Letter(s) of Transmittal and any other required documents to the Depositary and either deliver the certificates for those Shares to the Depositary along with such Letter(s) of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the tender on its behalf. Any Shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the Shareholder desires to tender such Shares.

    Any Shareholder who desires to tender Shares and whose certificate(s) representing those Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis must tender those Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer To Purchase. Requests for additional copies of this Offer To Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                      The Dealer Manager for the Offer is:

                                     [LOGO]

February 18, 1999

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      -----

INTRODUCTION.....................................................................................................           1

       1.  Terms of the Offer....................................................................................           2

       2.  Acceptance for Payment and Payment for Shares.........................................................           4

       3.  Procedure for Tendering Shares........................................................................           5

       4.  Withdrawal Rights.....................................................................................           8

       5.  Certain Federal Income Tax Consequences of the Offer and the Merger...................................           9

       6.  Price Range of the Shares; Dividends on the Shares....................................................          10

       7.  Effect of the Offer on the Market for Shares, Stock Exchange Listing and Exchange Act Registration,
             and Margin Securities...............................................................................          10

       8.  Certain Information Concerning the Company............................................................          11

       9.  Certain Information Concerning Purchaser and Parent...................................................          14

      10.  Source and Amount of Funds............................................................................          16

      11.  Background of the Offer...............................................................................          16

      12.  Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement; Other Matters.......          17

      13.  Dividends and Distributions...........................................................................          31

      14.  Certain Conditions of the Offer.......................................................................          32

      15.  Certain Legal Matters and Regulatory Approvals........................................................          34

      16.  Fees and Expenses.....................................................................................          37

      17.  Miscellaneous.........................................................................................          37

SCHEDULE I.......................................................................................................         I-1

To the Holders of Common Shares of
    Fingerhut Companies, Inc.

                                  INTRODUCTION

    Bengal Subsidiary Corp. ("Purchaser"), a direct, wholly owned subsidiary of Federated Department Stores, Inc. ("Parent"), hereby offers to purchase all of the outstanding common shares (the "Shares") of Fingerhut Companies, Inc. (the "Company") at a purchase price of $25.00 per Share, net to the seller in cash, without interest (the "Per Share Amount"), on the terms and subject to the conditions set forth in this Offer To Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Tendering Shareholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer or the Merger. Shareholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "CSFB"), as the dealer manager (the "Dealer Manager"), Norwest Bank Minnesota, N.A., as the depositary (the "Depositary"), and Georgeson & Company Inc., as the information agent (the "Information Agent"), in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS (THE "COMPANY BOARD") HAS UNANIMOUSLY (WITH ONE DIRECTOR BEING ABSENT) RESOLVED TO RECOMMEND THAT SHAREHOLDERS ACCEPT THE OFFER AND APPROVE THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS.

    SALOMON SMITH BARNEY INC. ("SSB"), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE COMPANY BOARD A WRITTEN OPINION DATED FEBRUARY 10, 1999, TO THE EFFECT THAT, AS OF SUCH DATE AND BASED ON AND SUBJECT TO CERTAIN MATTERS STATED IN SUCH OPINION, THE $25.00 PER SHARE CASH CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY SHAREHOLDERS (OTHER THAN PARENT AND ITS AFFILIATES) WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH SHAREHOLDERS. A COPY OF SSB'S WRITTEN OPINION IS CONTAINED IN THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO SHAREHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES THAT (TOGETHER WITH ANY SHARES OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES) CONSTITUTES A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE, INCLUDING CERTAIN ACTIONS BY THE UNITED STATES COMPTROLLER OF THE CURRENCY. SEE SECTIONS 1, 14 AND 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 10, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each Share (excluding Shares owned by Shareholders who have properly exercised their dissenters' rights under Minnesota law and Shares owned by Parent and its subsidiaries) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") and any Shares issuable upon exercise of any

Option, conversion or other right to acquire Shares existing immediately prior to the Effective Time (collectively, "Rights") will be converted at the Effective Time into the right to receive the Per Share Amount (or any greater amount paid for Shares pursuant to the Offer), in cash payable to the holder thereof, without interest, prorated for fractional Shares and less any required withholding taxes and, in certain circumstances, stock transfer taxes (the "Merger Consideration").

    The Company has informed Purchaser that, as of February 16, 1999, there were 49,630,294 Shares issued and outstanding, 9,622,746 Shares reserved for issuance upon the exercise of outstanding stock options ("Options") granted under the Company's equity plans (collectively, the "Stock Option Plans"), 7,392 Shares reserved for issuance under the Directors' Retainer Stock Deferral Plan and 9,000 Shares reserved for issuance under the Employee Stock Purchase Plan.

    The completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the Shareholders. The Shareholder vote necessary to approve the Merger is the affirmative vote of the holders of a majority of the issued and outstanding Shares, voting as a single class. If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other Shareholder. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Section 302A.621 of the Minnesota Business Corporation Act (the "MBCA"), without any action by any other Shareholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 12.

    No dissenters' rights are available in connection with the Offer. Shareholders may exercise dissenters' rights, however, in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Shareholders.

    The Merger Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares into the Merger Consideration pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

    On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, March 17, 1999, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the consent in writing of, or the receipt of a written statement that it would not disapprove of the Offer or the Merger from, the Office of the Comptroller of the Currency (the "OCC") or the expiration of all applicable filing, approval or waiting periods or extensions thereof under the Change in Bank Control Act, as amended, and the rules and regulations thereunder (the "CIBC Act"), without the OCC providing notice of objection to the Offer or Merger (the "OCC Condition"). The Offer is also subject to certain other conditions set forth in Section 14, including the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). Subject to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive the Minimum Condition or impose conditions other than the Offer Conditions set forth in Section 14 hereof (the "Offer Conditions"), (iv) extend the Expiration Date of the Offer (which will initially be 20 business days following the commencement of the Offer) except
(a) as required by law, (b) that, in the event that any condition to the Offer is not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) Purchaser must extend the Expiration Date for an aggregate of ten additional business days to the extent necessary to permit such condition to be satisfied and (2) Purchaser may, in its sole discretion, extend the Expiration Date for such additional period as it may determine to be appropriate (but not beyond June 30, 1999) to permit such condition to be satisfied, and (c) that, in the event that the OCC Condition is not satisfied, and all other Offer Conditions have been satisfied or waived at the time that the Expiration Date (as extended as described in clauses (a) and (b) above) would have otherwise occurred, Purchaser must either irrevocably waive the OCC Condition or extend the Expiration Date (but not beyond the date that is 60 calendar days from the date of the filing with the OCC in respect of the OCC Condition) to the extent necessary to permit the OCC Condition to be satisfied (Purchaser is not obligated to, but may in its discretion, extend the Expiration Date to a later date), or (v) amend any term of the Offer in any manner materially adverse to holders of Shares (including without limitation to result in any extension which would be inconsistent with the preceding provisions of this sentence). Notwithstanding the foregoing, subject to applicable legal requirements, Parent may cause Purchaser to waive any Offer Condition, other than the Minimum Condition, in Parent's sole discretion and the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Except as set forth above and subject to applicable legal requirements, Purchaser may amend the Offer or waive any Offer Conditions in its sole discretion. Assuming the prior satisfaction or waiver of the Offer Conditions, Parent will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

    Subject to the terms of the Merger Agreement and the rights of tendering Shareholders to withdraw their Shares, Purchaser will retain all tendered Shares until the Expiration Date.

    Subject to the applicable regulations of the Commission and the terms of the Merger Agreement as described in the next preceding paragraph, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of, or regardless of whether such Shares were theretofore accepted for payment, payment for, such Shares pending receipt of any regulatory or governmental approvals specified in Section 15;
(ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any condition referred to in Section 14 has not been satisfied prior to the Expiration Date or upon the occurrence of any event specified in Section 14; (iii) waive any condition (except, without the prior written consent of the Company, the Minimum Condition); or (iv) except as set forth in the Merger Agreement, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary.

    The rights reserved by Purchaser in the immediately preceding paragraph are in addition to Purchaser's rights described in Section 14. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with its Shareholder list and security position listings for the purpose of disseminating the Offer to the Shareholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's Shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not properly withdrawn prior to the Expiration Date, as soon as practicable after the Expiration Date. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law, government regulation or condition contained therein. See Sections 1, 14 and 15.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to the Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and (iii) all other documents required by the Letter of Transmittal. See Section 3. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such

Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal, and (iii) Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering Shareholders whose Shares have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights described in Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest accrue on the consideration to be paid for the Shares by Purchaser, regardless of any delay in making such payment.

    If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for the Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Shareholder without expense to the tendering Shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of Parent's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Parent or Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THE OFFER, PURCHASER WILL PAY THE INCREASED CONSIDERATION FOR ALL SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

3. PROCEDURE FOR TENDERING SHARES

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either (i) the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date and either (a) certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date or (ii) the tendering Shareholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

    THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer To Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date, or the tendering Shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY OF THE LETTER OF TRANSMITTAL OR SUCH OTHER DOCUMENTS TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or if certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or owners appears on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a Shareholder wishes to tender Shares pursuant to the Offer and the Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all the following guaranteed delivery procedures are complied with:

        (i)  the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer To Purchase, is received by the Depositary as provided below prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision of this Offer To Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) the Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal. ACCORDINGLY, PAYMENT MAY NOT BE MADE TO ALL TENDERING SHAREHOLDERS AT THE SAME TIME, AND WILL DEPEND UPON WHEN SHARE CERTIFICATES ARE RECEIVED BY THE DEPOSITARY OR BOOK-ENTRY CONFIRMATIONS OF SUCH SHARES ARE RECEIVED INTO THE DEPOSITARY'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE PAYMENTS MADE TO SHAREHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER OR THE MERGER, A SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH ITS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT IT IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 5 BELOW AND INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive or amend any or all of the Offer Conditions, other than the Minimum Condition, which cannot be waived without the prior written consent of the Company. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter(s) of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal, a tendering Shareholder irrevocably appoints designees of Purchaser as his attorneys-in-fact and proxies, with full power of substitution and resubstitution, in the manner set forth in the Letter of Transmittal, to the full extent of the Shareholder's rights with respect to the Shares tendered by the Shareholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the Shareholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Shareholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the Shareholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including without limitation in respect of any annual or special meeting of the Shareholders, or any adjournment or postponement of any such meeting.

    Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of Shareholders then scheduled.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided in this Offer To Purchase, may also be withdrawn at any time after April 18, 1999. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares, or is unable to purchase or pay for Shares for any reason then, without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn, except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4.

    The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the terms of the Merger Agreement and provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Shareholders promptly after the termination or withdrawal of the Offer.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary then, prior to the release of the certificates, the tendering Shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been made properly until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

    The following is a summary of the material federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Shareholders pursuant to the exercise of dissenters' rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, and published judicial authority and administrative rulings and practice. Legislative, judicial or administrative authorities or interpretations are subject to change, possibly on a retroactive basis, at any time and a change could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be relevant to a particular Shareholder in light of such Shareholder's personal investment circumstances, or those Shareholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to Shareholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a Shareholder.

CONSEQUENCES OF THE OFFER AND THE MERGER TO SHAREHOLDERS

    The receipt of the Per Share Amount and the Merger Consideration (and any cash amounts received by dissenting Shareholders pursuant to the exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a Shareholder will recognize gain or loss equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger or pursuant to the exercise of dissenters' rights and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

BACKUP TAX WITHHOLDING

    Under the Code, a Shareholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Shareholder (i) fails to furnish his social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Shareholder should consult with its own tax advisor as to its qualifications for exemption from withholding and the procedure for obtaining such exemption.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    According to the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1997 (the "Company 10-K"), and Quarterly Report on Form 10-Q for the quarterly period ended September 25, 1998 (the "Company 1998 Third Quarter 10-Q"), and information supplied to Purchaser by the Company, the principal trading market for the Shares is the NYSE and the Shares are admitted for quotation and traded on the NYSE under the symbol "FHT." The following table sets forth, for the calendar periods indicated, the high and low sale prices for the Shares reported by NYSE Composite Reporting System.

                                                                                                    HIGH        LOW
                                                                                                   -------    -------
1997*
  First Quarter.................................................................................   $15 7/8    $11 3/4
  Second Quarter................................................................................    18 1/8     13 1/4
  Third Quarter.................................................................................    23         17 1/8
  Fourth Quarter................................................................................    23 1/2     18 13/16
1998*
  First Quarter.................................................................................   $27 11/16  $18 3/4
  Second Quarter................................................................................    33 1/2     25 3/8
  Third Quarter.................................................................................    38 9/16     9 7/8
  Fourth Quarter................................................................................    16 7/8      6 5/8
1999
  First Quarter (through February 10)...........................................................   $21 13/16  $15 7/16

------------------------

* On September 25, 1998, the Company distributed its 83% interest in Metris Companies Inc. ("Metris") to Shareholders through a tax-free spinoff. THE SALES PRICES FOR THE SHARES LISTED ABOVE DO NOT REFLECT ANY ADJUSTMENT FOR THE SPINOFF.

    On February 10, 1999, the last full trading day before the public announcement of the Merger Agreement, the last reported sale price on the NYSE was $18 13/16 per Share. On February 17, 1999, the last full trading day before the commencement of the Offer, the last reported sale price on the NYSE was $24 3/8 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES.

    On October 1, 1998, the Company announced that it would discontinue its prior dividend of $0.04 per share per quarter. The Company has agreed in the Merger Agreement that it will not pay any dividend or other distribution payable in cash, stock or property with respect to the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION, AND MARGIN SECURITIES.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Shareholders other than Purchaser.

    STOCK EXCHANGE LISTING. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares falls below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) falls below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) falls below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of Shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), and the requirement of furnishing a proxy statement in connection with Shareholders' meetings pursuant to Section 14(a), no longer applicable to the Shares. Furthermore, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act, and it is the intention of Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE reporting. Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    GENERAL INFORMATION. The Company is a Minnesota corporation with its principal executive offices located at 4400 Baker Road, Minnetonka, Minnesota 55343.

    The Company is a database marketing company that sells a broad range of products and services directly to consumers via catalogs, direct marketing and the Internet. Its principal subsidiaries are Fingerhut Corporation ("Fingerhut"), Figi's Inc. ("Figi's"), Arizona Mail Order Company Inc. ("AMO"), Popular Club Plan, Inc. ("Popular Club"), Bedford Fair Apparel, Inc. ("Bedford Fair") and Fingerhut National Bank ("FNB"). Fingerhut has been in the direct mail marketing business for 50 years and sells general merchandise using catalogs and other direct marketing solicitations. Figi's markets specialty foods and other gifts, primarily through catalogs. AMO markets and sells women's apparel. Popular Club markets and sells general merchandise and apparel using agent-based catalogers. Bedford Fair markets and sells women's apparel using catalogs. FNB provides credit for customers' purchases from Fingerhut, in the form of closed-end and revolving credit card loans.

    In addition to its retailing business, until recently, the Company owned 83% of Metris, an information-based direct marketer of consumer credit products, fee-based services and extended service plans to moderate income consumers. The Company formed Metris in 1996 and contributed to it the assets, liabilities and equity in the Company's financial services business. In October 1996, Metris completed an initial public offering of approximately 17% of its common stock. On September 25, 1998, the Company spun off to its Shareholders all of the Company's ownership in Metris.

    HISTORICAL FINANCIAL INFORMATION. Certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the Company 10-K and the Company 1998 Third-Quarter 10-Q is set forth below. The selected consolidated financial information has been restated to give effect to the Metris spinoff as if it had occurred on December 30, 1994. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies should be obtainable in the manner set forth below under "Available Information."

                           FINGERHUT COMPANIES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    FISCAL YEAR ENDED                     39 WEEKS ENDED
                                         ----------------------------------------  ----------------------------
                                         DECEMBER 29,  DECEMBER 27,  DECEMBER 26,  SEPTEMBER 26,  SEPTEMBER 25,
                                             1995          1996          1997          1997           1998
                                         ------------  ------------  ------------  -------------  -------------
EARNINGS DATA:
  Revenues (owned basis)...............   $1,764,792    $1,615,002    $1,519,351    $   959,094    $   949,374
  Earnings (loss) from continuing
    operations before income taxes and
    extraordinary items................       68,857        32,445        58,988          3,640        (31,970)
  Net earnings (loss) from continuing
    operations before extraordinary
    items..............................       46,277        21,123        37,721          2,326        (19,995)
PER COMMON SHARE DATA:
  Basic (a)............................   $     1.01    $     0.46    $     0.82    $      0.05    $     (0.42)
  Diluted (b)..........................         0.96          0.44          0.76           0.05          (0.42)
  Dividends declared (c)...............         0.16          0.16          0.16           0.12           0.08
BALANCE SHEET DATA:
  Total assets.........................   $1,177,967    $1,224,178    $1,229,485    $ 1,177,284    $ 1,096,908
  Total current debt...................      215,099        23,084            84         74,084        292,076
  Long-term debt and capitalized
    leases, less current portion.......      146,564       271,481       245,187        246,435            149
  Total stockholders' equity...........      547,490       605,401       669,985        626,882        521,824

------------------------

(a) Based on a weighted average of 46,166,842, 46,210,151 and 45,834,575 Shares for the fiscal years ended December 26, 1997, December 27, 1996, and December 29, 1995, respectively, and 47,061,954 and 46,122,419 Shares for the 39 weeks ended September 25, 1998, and September 26, 1997, respectively.

(b) Based on a weighted average of 49,377,695, 48,628,308 and 48,478,971 Shares and Share equivalents for the fiscal years ended December 26, 1997, December 27, 1996, and December 29, 1995, respectively, and 47,061,954 and 49,119,663
    Shares and Share equivalents for the 39 weeks ended September 25, 1998, and September 26, 1997, respectively.

(c) On October 1, 1998, the Company announced that it would discontinue its prior dividend of $0.04 per share per quarter. The Company has agreed in the Merger Agreement that it will not pay any dividend or other distribution payable in cash, stock or property with respect to the Shares.

    1998 EARNINGS RELEASE. On January 21, 1999, the Company issued a press release reporting certain fourth quarter and 1998 full year financial results (the "Company Earnings Release"). According to the Company Earnings Release, the Company's net revenues for the quarter ended December 25, 1998, were $659.8 million, up 18% from the same period of 1997. In addition, net revenues for the full year 1998 were $1,609.2 million, up 6% from the same period in 1997. In addition, the Company reported net earnings from continuing operations of $42.3 million, or $0.81 per Share, for the fourth quarter, up 19 percent compared to earnings of $35.4 million, or $0.71 per Share, in the fourth quarter of 1997. The Company reported full-year 1998 net earnings from ongoing business of $46.1 million, or $0.90 per Share, a 22% increase over $37.7 million, or $0.76 per Share, for the full year 1997. These results exclude the previously announced nonrecurring and extraordinary charges of $30.9 million (after-tax), or $0.60 per Share, and net earnings from discontinued operations of $30.1 million, or $0.59 per Share.

    COMPANY 1999 BUDGET. During the course of discussions among Parent, Purchaser and the Company that led to the execution of the Merger Agreement (see
Section 11 below), the Company provided Purchaser and Parent with certain business and financial information that was not publicly available. Such information included the Company's preliminary budget for the fiscal year ended December 31, 1999 (the "Preliminary Budget"), which estimated retail sales less returns, exchanges and allowances of approximately $1.9 billion and net income of approximately $55.4 million (equivalent to approximately $1.04 per diluted Share). The Preliminary Budget was prepared by the Company's management in the ordinary course of its annual budgeting process. The Company has informed Parent and Purchaser that it has not updated the Preliminary Budget as of the date of this Offer To Purchase.

    THE PRELIMINARY BUDGET WAS NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, AND IS INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE IT WAS PROVIDED TO PARENT AND PURCHASER. NONE OF PARENT, PURCHASER NOR ANY OF THEIR REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THE PRELIMINARY BUDGET. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PRELIMINARY BUDGET IS BASED UPON A VARIETY OF ASSUMPTIONS (NOT ALL OF WHICH WERE STATED THEREIN AND NOT ALL OF WHICH WERE PROVIDED TO PARENT OR PURCHASER) RELATING TO THE BUSINESSES OF THE COMPANY, WHICH MAY NOT BE REALIZED AND IS SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND PARENT. THERE CAN BE NO ASSURANCE THAT THE RESULTS IN THE PRELIMINARY BUDGET WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF THE PRELIMINARY BUDGET SHOULD NOT BE REGARDED AS A REPRESENTATION BY PARENT, PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES THAT THE BUDGETED RESULTS WILL BE ACHIEVED. THE PRELIMINARY BUDGET SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS OF THE COMPANY REFERRED TO HEREIN.

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, the Company files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of those persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the Commission's website (http://www.sec.gov).

    Although neither Parent nor Purchaser believes as of the date of the Offer To Purchase that statements contained herein based upon such documents are untrue in any material respect, none of Parent, Purchaser, Dealer Manager or Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in the documents and records referred to herein or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

    Purchaser, a Minnesota corporation, was organized to acquire all of the Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned directly by Parent. The principal executive offices of Purchaser are located at 7 West Seventh Street, Cincinnati, Ohio 45202.

    Parent is a Delaware corporation, with its principal executive offices located at 7 West Seventh Street, Cincinnati, Ohio 45202 and 151 W. 34(th) Street, New York, New York 10061. Parent is one of the leading operators of full-line department stores in the United States, with over 400 department stores in 33 states, as of January 31, 1998. Parent's department stores sell a wide range of merchandise, including men's, women's and children's apparel and accessories, cosmetics, home furnishings and other consumer goods, and are diversified by size of store, merchandising character and character of community served. Parent's department stores are located at urban or suburban sites, principally in densely populated areas across the United States. Parent also operates direct mail catalog and electronic commerce subsidiaries under the names "Bloomingdale's By Mail," "Macy's By Mail" and "Macy's.Com." In general, Parent conducts its business through subsidiaries.

    The name, business address, citizenship, present principal occupation and employment listing for the past five years of each of the executive officers and directors of Parent and Purchaser are set forth on Schedule I.

    Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries, excerpted from Parent's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (the "Parent 1997 10-K"), and Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998 (the "Parent 1998 Third-Quarter 10-Q"). More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information (including any related notes) contained therein. The Parent 1997 10-K and the Parent 1998 Third-Quarter 10-Q are incorporated herein by reference. Such reports and other documents should be available for inspection and copies should be obtainable from the offices of the Commission in the same manner as set forth under "Available Information" in Section 8 above.

                       FEDERATED DEPARTMENT STORES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           52 WEEKS ENDED (1)                 39 WEEKS ENDED
                                                  -------------------------------------  ------------------------
                                                  FEBRUARY 3,  FEBRUARY 1,  JANUARY 31,  NOVEMBER 1,  OCTOBER 31,
                                                     1996         1997         1998         1997         1998
                                                  -----------  -----------  -----------  -----------  -----------
OPERATING DATA:
  Net sales.....................................   $  15,049    $  15,229    $  15,668    $  10,608    $  10,626
  Income before extraordinary items.............          75          266          575          196          277
  Net income....................................          75          266          536          157          254
PER COMMON SHARE DATA:
  Basic earnings per share:
    Income before extraordinary items...........   $    0.39    $    1.28    $    2.74    $    0.93    $    1.32
    Extraordinary items.........................          --           --        (0.18)       (0.18)       (0.11)
    Net income..................................        0.39         1.28         2.56         0.75         1.21
  Diluted earnings per share:
    Income before extraordinary items...........        0.39         1.24         2.58         0.90         1.24
    Extraordinary items.........................          --           --        (0.17)       (0.17)       (0.10)
    Net income..................................        0.39         1.24         2.41         0.73         1.14
BALANCE SHEET DATA:
  Working capital...............................   $   3,262    $   2,831    $   3,134    $   2,493    $   3,099
  Total assets..................................      14,295       14,264       13,738       14,932       14,217
  Total Indebtedness............................       6,365        5,701        4,475        5,582        4,248
  Shareholders' equity..........................       4,274        4,669        5,256        4,871        5,368

------------------------

(1) The consolidated financial statements from which the above numbers were taken present the financial position of Parent as of and for the 53-week period ending February 3, 1996 and the 52-week periods ending January 31, 1998 and February 1, 1997.

    Except as set forth elsewhere in this Offer To Purchase or Schedule I hereto: (i) neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed, (a) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, (b) has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days, or (c) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (ii) there have been no transactions which would require reporting under the rules and regulations of the Commission between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (iii) there have been no contacts, negotiations or transactions between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. SOURCE AND AMOUNT OF FUNDS

    SOURCE AND AMOUNT OF FUNDS. The aggregate amount of funds required by Purchaser to pay the aggregate purchase price to be paid pursuant to the Offer and the Merger, to cash out the Options and to pay the fees and expenses related to the Offer and the Merger is estimated to be approximately $1.4 billion. These funds are expected to be provided to Purchaser in the form of capital contributions or advances made by Parent. Parent plans to obtain the funds for such capital contributions or advances from cash on hand, borrowings under its existing bank credit facilities or a combination thereof. Although Parent currently intends to explore refinancing such borrowings with longer term public or private debt securities following the completion of the Offer, no specific arrangements therefor had been entered into as of the date of this Offer To Purchase and whether Parent will pursue such refinancing will depend upon market conditions and other factors at the relevant time.

    A summary of the bank credit facilities is incorporated by reference to the Parent 1997 10-K and the Parent 1998 Third-Quarter 10-Q, and copies of the credit agreements providing for the bank credit facilities have been filed with the Commission as exhibits to the Schedule 14D-1. These credit agreements may be examined at, and copies thereof may be obtained from, the offices of the Commission in the same manner as set forth in Section 8 above.

11. BACKGROUND OF THE OFFER

    On October 27, 1998, Ronald W. Tysoe, Parent's Vice Chairman, Theodore Deikel, the Company's Chairman and Chief Executive Officer, and a representative of the Company met at Parent's request to discuss a possible commercial relationship under which the Company would provide logistical services to Parent. Mr. Tysoe indicated in that meeting that Parent might also be willing to explore a possible substantial investment or other strategic transaction involving the Company. Mr. Deikel indicated at the October 27th meeting that the Company was not for sale and was pursuing its own long-term growth strategy as an independent company, but that the Company would nonetheless consider Parent's indication of possible interest and respond thereto in due course.

    In November 1998, representatives of the Company informed representatives of Parent that the Company would be willing to explore a possible substantial investment by Parent or other strategic transaction involving the Company, but only if Parent signed a customary confidentiality/standstill agreement. Thereafter, such an agreement, dated as of November 11, 1998, was signed and, commencing in December 1998, the Company provided Parent non-public financial and operating information relating to the Company, including at a senior management presentation on December 9, 1998. In mid-December 1998, representatives of Parent informed representatives of the Company that Parent had an interest in exploring, on a preliminary basis, a possible business combination transaction with the Company and indicated a valuation range of $20-$24 per Share, subject to further due diligence by Parent. The parties determined to continue discussions and the due diligence review in January 1999 following the completion of the Christmas retail season, although representatives of the Company informed representatives of Parent that the Company's willingness to continue discussions did not indicate that the Company agreed with Parent's valuation range.

    The parties renewed their preliminary discussions and the due diligence review in mid-January 1999, including at a senior management presentation on January 13, 1999. On January 27, 1999, Parent proposed to acquire the Company at $24 per Share in cash.

    On January 29, 1999, representatives of the Company informed representatives of Parent that the Company Board had considered Parent's proposal and instructed the Company's management not to accept it. Representatives of the Company also indicated that they believed that the Company Board would support a transaction at $26 per Share and that the Company was willing to continue discussions of a possible business combination transaction if Parent was interested in so doing.

    On February 2, 1999, Mr. Tysoe and Thomas G. Cody, Parent's Executive Vice President, met at Parent's request with William J. Lansing, the Company's President, and other senior executives of the Company to further review the Company's business plans and discuss Parent's desire to assure that the Company's senior management team would remain with the Company if a decision were made to proceed with a transaction. Following that meeting, Mr. Tysoe informed Mr. Deikel that Parent would be willing to increase its indicated price to $25 per Share, subject to confirming the willingness of certain senior executives of the Company to continue with the Company following any such transaction and the negotiation of definitive documentation satisfactory to Parent. Thereafter, representatives of the parties engaged in substantially continuous discussions regarding definitive documentation and other matters relating to a possible transaction and Parent completed its initial due diligence review of the Company. In addition, representatives of Parent engaged in discussions with certain senior executives of the Company relating to their willingness to continue with the Company following a business combination transaction, their terms of employment and Parent's request that certain options and restricted Shares which otherwise would vest in any transaction such as the Offer and the Merger be converted into options to acquire Parent common shares and restricted Parent common shares. For additional information relating to these matters, see Item 3(b) --"Employment Letters"-- in the Company's Schedule 14D-9, which is incorporated herein by reference.

    On February 11, 1999, Parent and the Company publicly announced that they had entered into the Merger Agreement. The Offer was formally commenced on the date of this Offer To Purchase.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; OTHER MATTERS

PURPOSE OF THE OFFER AND THE MERGER

    The purpose of the Offer and the Merger is to enable Purchaser to acquire, in one or more transactions, control of, and the entire equity interest, in the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the Shareholders to Parent and to provide the Shareholders with cash in a per Share amount equal to the Per Share Amount for all of their Shares.

PLANS FOR THE COMPANY

    Following the Merger, the Company will be operated as a wholly owned subsidiary of Parent. Except as otherwise provided in this Offer To Purchase, and for possible transactions between the Company and other subsidiaries of Parent in connection with the integration of business conducted by the Company with the other businesses of Parent and its subsidiaries, Purchaser, Parent and the directors and officers of Purchaser and Parent listed on Schedule I have no current plans or proposals that would result in (i) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving the Company or any of its Subsidiaries,
(ii) a sale or transfer of a material amount of the assets of the Company or any of its Subsidiaries, (iii) any change in the present Company Board or management of the Company, (iv) any material change in the present capitalization or dividend policy of the Company, (v) any material change in the Company's corporate structure or business, (vi) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

    Parent intends, from time to time after completion of the Offer, to evaluate and review the Company's and its subsidiaries operations and the potential opportunities for rationalization and the achievement of synergies with Parent's operations, and to consider what, if any, changes would be desirable in light of the results of such evaluations and reviews. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes.

THE MERGER AGREEMENT

    The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies obtained from the offices of the Commission in the same manner as set forth in Section 8 above.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer. Without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive the Minimum Condition or impose conditions other than the Offer Conditions on the Offer, (iv) extend the Expiration Date (which will initially be 20 business days following the commencement of the Offer) except (a) as required by law and (b) that, in the event that any condition to the Offer is not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) Purchaser must extend the Expiration Date for an aggregate of ten additional business days to the extent necessary to permit such condition to be satisfied and (2) Purchaser may, in its sole discretion, extend the Expiration Date for such additional period as it may determine to be appropriate (but not beyond June 30, 1999) to permit such condition to be satisfied, and (c) that, in the event that the OCC Condition is not satisfied, and all other Offer Conditions have been satisfied or waived, at the time that the Expiration Date (as extended as described in clauses (a) or (b) above) would have otherwise occurred, Purchaser must either irrevocably waive the OCC Condition or extend the Expiration Date (but not beyond the date that is 60 calendar days from the date of the filing with the OCC in respect of the OCC Condition) to the extent necessary to permit the OCC Condition to be satisfied, or (v) amend any term of the Offer in any manner materially adverse to Shareholders (including without limitation to result in any extension which would be inconsistent with the preceding provisions of this sentence), provided, however, that (1) subject to applicable legal requirements, Parent may cause Purchaser to waive any Offer Condition, other than the Minimum Condition, in Parent's sole discretion and (2) the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Except as set forth above and subject to applicable legal requirements, Purchaser may amend the Offer or waive any Offer Condition in its sole discretion. Assuming the prior satisfaction or waiver of the Offer Conditions, Parent will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

    The Company made representations to Parent in the Merger Agreement that (a) the Company Board and a special committee of the Company Board formed in accordance with Section 302A.673 of the MBCA (the "Special Committee") (each at a meeting duly called and held) have (i) determined that the Merger Agreement, the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and, assuming the accuracy of Parent's and Purchaser's representation in the Merger Agreement with respect to ownership of Shares, such approval is sufficient to render Sections

302A.671, 302A.673 and 302A.675 of the MBCA inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend acceptance of the Offer and approval of the Merger Agreement by the Shareholders and (b) SSB has delivered to the Company Board its opinion to the effect that, as of the date of the Merger Agreement, the cash consideration to be received by Shareholders (other than Parent and its affiliates) in the Offer and the Merger is fair to such Shareholders from a financial point of view.

    BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the purchase of Shares by Purchaser pursuant to the Offer (provided that the Minimum Condition has been satisfied), and from time to time thereafter, (i) Parent will be entitled to designate such number of directors ("Parent's Designees"), rounded down to the next whole number, as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of (a) the number of directors on the Company Board (giving effect to any increase in the number of directors as described below) and (b) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), provided, however, that the Board Percentage will in all events be at least a majority of the members of the Company Board, and (ii) the Company will, upon request by Parent, promptly satisfy the Board Percentage by either
(a) increasing the size of the Company Board or (b) using its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Company Board, or both, and will use its reasonable best efforts to cause Parent's Designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, the Company will take all lawful action necessary to effect any such election. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself, Parent's Designees and Parent's officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to be included in the Schedule 14D-9. Notwithstanding the foregoing, at all times prior to the Effective Time, the Company Board will include at least three Continuing Directors (as defined below).

    The Merger Agreement further provides that, notwithstanding any other provision of the Merger Agreement, of the articles of incorporation or bylaws of the Company or of applicable law to the contrary, following the election or appointment of Parent's Designees pursuant to the Merger Agreement and prior to the Effective Time or, if the Effective Time has not then occurred, February 10, 2000, any amendment or termination of the Merger Agreement or amendment of the articles of incorporation or bylaws of the Company by the Company, extension by the Company for the performance or waiver of the obligations or other acts of Parent or Purchaser hereunder or waiver by the Company of the Company's rights hereunder will require the affirmative vote of the majority of members of a committee comprised solely of Continuing Directors. The term the "Continuing Directors" means at any time (i) those directors of the Company who are Disinterested directors of the Company on the date of the Merger Agreement and who voted to approve the Merger Agreement and (ii) such additional directors of the Company who are Disinterested and who are designated as "Continuing Directors" for purposes of the Merger Agreement by a majority of the Continuing Directors in office at the time of such designation, provided, however, that if there are no such Continuing Directors, the individuals who are appointed to the Company Board who are both Disinterested and independent will constitute the Continuing Directors. The term "Disinterested" has the meaning assigned to it in
Section 302A.673, Subd. 1(d) of the MBCA. The term "independent" has the meaning assigned to it in the NEW YORK STOCK EXCHANGE LISTED COMPANY GUIDE.

    The Company is today mailing to the Shareholders a copy of an Information Statement prepared in accordance with Rule 14f-1 promulgated under the Exchange Act, relating to the possible designation by Parent, pursuant to the Merger Agreement, of certain persons to be appointed to the Company Board otherwise than at a meeting of the Shareholders.

    THE MERGER. The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into the Company in accordance with the applicable provisions of the MBCA, and the separate corporate existence of Purchaser will thereupon cease. The Company will be the Surviving Corporation in accordance with the MBCA.

    The articles of incorporation of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with its terms and the MBCA will be the articles of incorporation of Purchaser immediately prior to the Effective Time, provided, however, that at the Effective Time, by virtue of the Merger and the Merger Agreement and without any further action by the Company and Purchaser, Article 1 of the Surviving Corporation's articles of incorporation will be amended to read as follows: "The name of the Corporation is Fingerhut Companies, Inc." The bylaws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and the MBCA will be the bylaws of Purchaser immediately prior to the Effective Time.

    Subject to applicable law, the members of the initial Board of Directors of the Surviving Corporation will be the members of the Board of Directors of Purchaser immediately prior to the Effective Time. All of the members of the Board of Directors of the Surviving Corporation will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation. The officers of the Surviving Corporation will consist of the officers of the Company immediately prior to the Effective Time. Such persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

    CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the MBCA, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or Shareholders, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled as described below and any Dissenting Shares (as defined in the Merger Agreement)) and any Shares issuable upon exercise of any Rights will be converted into the right to receive the Merger Consideration in cash payable to the holder thereof, without interest, prorated for fractional Shares. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate formerly representing any such Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate. Any payment made will be made net of applicable withholding taxes to the extent such withholding is required by law. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    The Merger Agreement further provides that each Share owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) will be automatically canceled and will cease to exist and no payment or other consideration will be made with respect thereto.

    Each common share of Purchaser issued and outstanding immediately before the Effective Time will be converted into and become one validly issued, fully paid and nonassessable common share of the Surviving Corporation, which, in accordance with the Merger Agreement, will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

    COMPANY STOCK OPTION PLANS. The Merger Agreement provides that the Company will use its reasonable best efforts (which include satisfying the requirements of Rule 16b-3(e) promulgated under Section 16 of the Exchange Act, without incurring any liability in connection therewith) to provide that, at the Effective Time, each holder of a then-outstanding Option to purchase Shares under the Company's Stock Option Plans, whether or not then exercisable, will, in settlement thereof, receive from the Company for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per Share exercise price of such Option to the extent such difference is a positive number (the "Option Consideration"). Notwithstanding anything stated above, no Option Consideration will be paid with respect to any Option unless, at or prior to the time of such payment, such Option is canceled and the holder of such Option has executed and delivered a release of any and all rights the holder had or may have had in respect of such Option.

    In the Merger Agreement, the Company has agreed to use its reasonable best efforts to obtain all necessary consents or releases from holders of Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by the Merger Agreement. Except as otherwise agreed to by the parties, (i) the Stock Option Plans will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof, including the Directors' Retainer Stock Deferral Plan, will be canceled as of the Effective Time and (ii) the Company will use its reasonable best efforts to assure that following the Effective Time no participant in the Stock Option Plans or such other plans, programs or arrangements will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof and to terminate all such plans and any Options or other Rights thereunder. Notwithstanding the foregoing, as requested by Parent, the Company will use its reasonable best efforts to assure that following the date of the Merger Agreement, no participant in the 1994 Employee Stock Purchase Plan will have any right to change any election or increase his contribution thereunder, and the Company will take all such actions as may be available to it to cause such plan to be suspended in respect of equity securities of the Company or the Surviving Corporation (other than as to Shares payment for which was deducted from employees' payroll at or prior to the date of the Merger Agreement).

    SHAREHOLDER MEETING. The Merger Agreement provides that the Company will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of the Shareholders (the "Company Shareholders' Meeting") as promptly as practicable after the Offer Completion Date to consider and vote upon the approval of the Merger Agreement. The Company Board will recommend such approval and the Company will take all lawful action to solicit such approval, including without limitation timely mailing any proxy statement; provided, however, that such recommendation or solicitation (but not such actions to convene the Company Shareholders' Meeting) is subject to any action, including any withdrawal or change of its recommendation, taken by, or upon authority of, the Company Board, as the case may be, in the exercise of its good faith judgment in conformity with the advice of outside counsel (notice of which will be promptly given to Parent and Purchaser) that such action is required in order to satisfy the fiduciary duties of the members of the Company Board to Shareholders imposed by law. Without limiting the generality or effect of any other provision of the Merger Agreement, the Company's obligations to convene the Company Shareholders' Meeting will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal (as defined below).

    The Merger Agreement also provides that, notwithstanding the above, in the event that Parent, Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto will take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 302A.621 of the MBCA without a meeting of the Shareholders as soon as practicable after the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made representations and warranties with respect to, among other things: (i) the organization, corporate powers and qualifications of the Company and its subsidiaries, (ii) the corporate power and authority to enter into the Merger Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to carry out its obligations thereunder; (iii) due authorization, execution and delivery of the Merger Agreement by the Company and consummation by the Company of the transactions contemplated thereby, subject to the approval of the Merger by the Company's Shareholders in accordance with Minnesota law; (iv) the capitalization of the Company and its significant subsidiaries; (v) the ownership of the subsidiaries;
(vi) the absence of other interests and investments; (vii) the absence of conflicts between the Merger Agreement and the transactions contemplated thereby with any law, regulation, court order, judgment, decree, permit or license, agreements, contracts or other instruments and obligations; (viii) the absence of any required waivers, consents or approvals; (ix) the compliance of the Company and its subsidiaries with laws, including those relating to the protection of the environment; (x) the accuracy of documents filed with the Commission; (xi) the absence of certain litigation; (xii) the absence of certain events since January 1, 1998, including that there has not been any change in or effect on the business of the Company or other event or condition that has had or can reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole (other than any change, effect, event or condition generally applicable to the industry in which the Company and its subsidiaries operate or changes in general economic conditions, except to the extent such changes, effects, events or conditions disproportionately affect the Company and its subsidiaries taken as a whole) or prevent or materially delay the Company's ability to consummate the transactions contemplated thereby (a "Company Material Adverse Effect"); (xiii) certain tax considerations; (xiv) patents, trademarks and other intellectual property; (xv) owned and leased real property; (xvi) the Company's adoption of a plan to deal with year 2000 problems; (xvii) certain contractual obligations; (xviii) employee benefit plans; (xix) compliance with state takeover statutes; (xx) the vote required by Shareholders to approve the Merger Agreement; (xxi) the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to fees payable to SSB and Wit Capital Corporation); (xxii) the opinion from SSB; and (xxiii) the accuracy and completeness of the information supplied by the Company in connection with the Offer or other documents to be filed with the Commission in connection with the transactions contemplated by the Merger Agreement.

    Pursuant to the Merger Agreement, Parent and Purchaser have made representations and warranties with respect to, among other things: (i) the organization, corporate powers and qualifications of Parent and Purchaser; (ii) the corporate power and authority to execute the Merger Agreement and to consummate the transactions contemplated thereby; (iii) the absence of conflicts between the Merger Agreement and the transactions contemplated thereby with any law, regulation, court order, judgment, decree, permit or license, agreements, contracts or other instruments and obligations; (iv) the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to the fees payable to Credit Suisse First Boston Corporation); (v) the accuracy of documents filed with the Commission; (vi) the availability of funds or borrowing capacity necessary for the transactions contemplated by the Merger Agreement;
(vii) the absence of certain litigation; and (viii) the beneficial ownership by Parent or Purchaser of the Company's Shares.

    CONDUCT OF BUSINESS PENDING THE MERGER. The Company has agreed that during the period from the date of the Merger Agreement until the Effective Time, except as expressly provided for in the Merger Agreement, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner conducted prior to the date of the Merger Agreement and, to the extent consistent therewith, will use their reasonable efforts to preserve intact their current business organizations, use their reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. The Company has further agreed that, without limiting the generality or effect of the foregoing, except as expressly provided by the Merger Agreement, during the period from the date of the

Merger Agreement to the Effective Time, the Company will not and will not permit any of its subsidiaries to, without the consent of Parent or Purchaser: (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of the Company to its parent, or by a subsidiary that is partially owned by the Company or any of its subsidiaries, provided that the Company or any such subsidiary receives or is to receive its proportionate share thereof, (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares of other securities provided that nothing therein stated will limit the Company's right to cancel the Options in exchange for the Option Consideration;
(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except for the issuance of Shares pursuant to the exercise of Options that are outstanding on February 8, 1999, or pursuant to the Directors' Retainer Stock Deferral Plan or the 1994 Employee Stock Purchase Plan (to the extent Shares have been paid for with payroll deductions at or prior to the date of the Merger Agreement), provided that nothing therein stated will limit the Company's right to cancel the Options in exchange for the Option Consideration; (iii) amend its articles of incorporation, bylaws or other comparable organizational documents; (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;
(v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than (a) in the ordinary course of business consistent with past practice and (b) sales of assets which do not individually or in the aggregate exceed $5.0 million; (vi)
(a) incur any indebtedness for borrowed money (other than indebtedness of the Company to any subsidiary of the Company or of any subsidiary of the Company to the Company or to any other subsidiary of the Company) or guarantee any such indebtedness of another person, other than the Company or a subsidiary of the Company, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, other than the Company or a subsidiary of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition of another person other than the Company or a subsidiary of the Company or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any subsidiary of the Company or any of its subsidiaries or to officers and employees of the Company or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business; (vii) make or agree to make any capital expenditure or capital expenditures other than capital expenditures set forth in the operating budget of the Company previously furnished to Parent and additional capital expenditures not to exceed $5.0 million in the aggregate; (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; (ix) except as required by law or contemplated by the Merger Agreement, enter into, adopt or amend in any material respect or terminate any Company Stock Option Plan or any other agreement, plan or policy involving the Company or any of its subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined; (x) increase the compensation of any director, certain executive officers or, except in the ordinary course of business, any other key employee of the Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the Merger Agreement to any such person;
(xi) enter into or amend in any material respect, any material contract or any contract or agreement, oral or written, with any affiliate, associate or relative of the Company (other than the Company or any subsidiary of the Company), or make any payment to or for the benefit of, directly or indirectly, any of the foregoing other than payments to directors and officers in the ordinary course of business or pursuant to agreements or arrangements in effect prior to the date of the Merger Agreement; or (xii) authorize, or commit or agree to take, any of the foregoing actions.

    CONSENTS, APPROVALS AND FILINGS. The Merger Agreement provides that each of the parties to the Merger Agreement will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including all reasonable efforts to (i) obtain all necessary actions or nonactions, waivers, consents and approvals from governmental entities and make all necessary registrations and filings (including filings with governmental entities) and take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) obtain all necessary material consents, approvals or waivers from third parties, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any adverse order entered by any court or other governmental entity vacated or reversed, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

    The Merger Agreement also provides that, in connection with, and without limiting the foregoing, the Company and Parent will, and Parent will cause Purchaser to, (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation (other than Chapter 80B of the Minnesota Statutes) is or becomes applicable to the Offer, the Merger or any of the other transactions contemplated thereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action necessary to ensure that the Offer and the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to minimize the effect of such statute or regulation thereon.

    Notwithstanding any other provision in the Merger Agreement, in no event will Parent be required to agree to any divestiture, hold-separate or other requirement in connection with the Merger Agreement or any of the transactions contemplated thereby.

    PUBLICITY. The Merger Agreement provides the Company and Parent will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated thereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or each of its subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) will be assumed by Parent and Parent will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of Parent or the Surviving Corporation will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) of Parent. These provisions (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    The Merger Agreement further provides that Parent will, and will cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its Subsidiaries on the date thereof (and having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time, provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of the Merger Agreement, then Parent will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that is then be available at an annual premium equal to 200% of such rate.

    EMPLOYEE BENEFIT MATTERS. The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing, except for employee benefit plans to the extent set forth below, and other terms and conditions of the employment of employees of the Surviving Corporation. Subject to the immediately preceding sentence, Parent will provide, or will cause the Surviving Corporation or its subsidiaries to provide, for the benefit of employees of the Surviving Corporation or its subsidiaries, as the case may be, who were employees of the Company or its subsidiaries immediately prior to the Effective Time, recognizing all prior service for eligibility and vesting purposes (including for purposes of determining entitlement to vacation, severance and other benefits) of the officers, directors or employees with the Company and any of its subsidiaries as service thereunder, certain existing qualified pension plans of the Company or its subsidiaries until the expiration of two years after the Effective Time, and, in addition, will provide for such two-year period, other "employee benefit plans," within the meaning of Section 3(3) of ERISA, that, together with such existing qualified pension plans, are in the aggregate at least substantially comparable to the "employee benefit plans," within the meaning of Section 3(3) of ERISA, provided to such individuals by the Company or its subsidiaries on the date of the Merger Agreement, provided, however, that notwithstanding the foregoing (i) nothing in the Merger Agreement will be deemed to require Parent to modify the benefit formulas under any pension plan of the Company or any of its subsidiaries in a manner that increases the aggregate expenses thereof as of the date of the Merger Agreement in order to comply with the requirements of ERISA, the Code or the Tax Reform Act of 1986, (ii) employee stock ownership, stock option and similar equity-based plans, programs and arrangements of the Company or any of its subsidiaries are not encompassed within the meaning of the term "employee benefit plans" in the Merger Agreement, (iii) nothing in the Merger Agreement will obligate Parent or the Surviving Corporation to continue any particular employee benefit plan, other than the existing qualified pension plans, for any period after the Effective Time, and (iv) no employee of the Company or any subsidiary of the Company will have any claim or right by reason of the Merger Agreement. Parent will cause the Surviving Corporation to honor (subject to any withholdings under applicable law) all employment, consulting and severance agreements or arrangements to which the Company or any of its subsidiaries is presently a party, which are specifically disclosed to Parent, except to the extent such agreement or arrangement is superseded or amended by any subsequent arrangements or agreements agreed to by the parties thereto in writing.

    At the request of Parent, Parent and certain senior executives of the Company, including the Company's President, signed certain employment letters relating to the proposed terms of employment of those executives following the Effective Time. See Item 3(b) ("Employment Letters") in the Schedule 14D-9 for a description of these letters.

    NO SOLICITATION. The Merger Agreement provides that the Company, its affiliates and their respective officers, directors, employees, representatives and agents will immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the date thereof with respect to any Company Takeover Proposal (as defined below). The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit or initiate (including without limitation by way of furnishing information), or take any other action (other than required by law) designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes or reasonably may give rise to any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the date on which Purchaser purchases Shares in the Offer (the "Offer Completion Date"), the Company Board determines in good faith and in conformity with the advice of outside counsel, that failure to do so would result in a breach of its fiduciary duties to the Shareholders under applicable law, the Company may, in response to a Company Takeover Proposal which was not solicited by it and did not otherwise result from a breach of any provision of the Merger Agreement, (a) furnish information with respect to the Company and each of its subsidiaries and access to the Company and its subsidiaries and their personnel to any person pursuant to a customary confidentiality agreement not more favorable to the recipient of such information than the confidentiality agreement between Parent and the Company and (b) participate in discussions and negotiations regarding such Company Takeover Proposal. A "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer for Shares of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction that is intended or could reasonably be expected to prevent the completion of the transactions contemplated thereby.

    The Merger Agreement further provides that, except as expressly permitted by the Merger Agreement, neither the Company Board nor any committee thereof may
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause or authorize the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, in the event that prior to the Offer Completion Date, the Company Board determines in good faith, after the Company has received a Superior Proposal (as defined below) and in conformity with the advice of outside counsel, that failure to do so would result in a breach of its fiduciary duties to the Shareholders under applicable law, the Company Board may upon not less than three business days notice to Parent of its intention to do so withdraw or modify or propose publicly to withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approve or recommend, or propose publicly to approve or recommend a Superior Proposal or enter into a Company Acquisition Agreement, provided, however, that in connection therewith, the Company simultaneously terminates the Merger Agreement. A "Superior Proposal" means a Company Takeover Proposal that (a) involves the direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its subsidiaries or 50% or more of any class of equity securities of the Company or any of its subsidiaries, (b) involves payment of consideration to the Shareholders and other terms and conditions that, taken as a whole, are superior to the Offer and the Merger, and (c) is made by a person reasonably capable of completing such Company Takeover Proposal, taking into account the legal, financial, regulatory and other aspects of such Company Takeover Proposal and the person making such Company Takeover Proposal.

    The Merger Agreement further provides that the Company will (i) immediately advise Parent orally and in writing of any request for information or of any Company Takeover Proposal and the material terms and conditions of such request or Company Takeover Proposal and (ii) keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

    Nothing contained in the Merger Agreement will prohibit the Company from taking and disclosing to Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Shareholders if the Company Board determines in good faith in conformity with the advice of outside counsel that failure to do so would result in a breach of its fiduciary duties to Shareholders under applicable Law, provided, however, that neither the Company nor the Company Board nor any committee thereof may, except as expressly permitted by the Merger Agreement or required by Rule 14e-2(a) promulgated under the Exchange Act, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, the Merger Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date, of the following conditions: (i) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares validly tendered and not withdrawn pursuant to the Offer, provided, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement; (ii) if so required by law, the Merger Agreement and the transactions contemplated thereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of the Company; and (iii) no order or law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect.

    The Merger Agreement further provides that the obligation of Parent and Purchaser to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the additional condition that the Company shall have performed in all material respects its obligations to elect the Parent Designees to the Company Board.

    TERMINATION AND FEES. The Merger Agreement may be terminated and the Merger and the transactions contemplated therein may be abandoned (i) at any time prior to the Effective Time, before or after approval of the Merger Agreement by the Shareholders, by mutual consent of Parent and the Company; (ii) by action of the Board of Directors of either Parent or the Company if (a) the Offer Completion Date shall not have occurred by June 30, 1999 (the "Outside Date") or, if the Offer Completion Date occurs but the Effective Time shall not have occurred by February 10, 2000 (the "Drop-Dead Date"), provided, that no party may terminate the Merger Agreement pursuant to this clause (ii)(a) if such party's failure to fulfill any of its obligations under the Merger Agreement shall have been the reason that the Offer Completion Date or the Effective Time, as the case may be, shall not have occurred on or before the applicable date, (b) any governmental entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and such restraint or other action shall have become final and nonappealable, or
(c) the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by Purchaser as a result of the failure of any of the Offer Conditions to be satisfied or waived prior to the Expiration Date; (iii) at any time prior to the Offer Completion Date, by action of the Company Board, if (a) there has been a material breach by Parent or Purchaser of any representation or warranty contained in the Merger Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach could reasonably be likely to prevent or materially delay Parent's or Purchaser's ability to consummate the transactions contemplated by the Merger Agreement (a "Parent Material Adverse Effect"), (b) there has been a material breach of any of the covenants set forth in the Merger Agreement on the part of Parent or Purchaser, which breach is not curable or, if curable, is not cured within 15 calendar days after written notice of such breach is given by the Company to Parent, or (c) in accordance with the Company Board's exercise of its fiduciary duties as described in the section entitled "No Solicitation" above;
(iv) at any time prior to the Offer Completion

Date by Parent, if (a) the Company Board shall have (1) withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Merger Agreement, the Offer or the Merger, (2) approved or recommended, or proposed publicly to approve or recommend, a third-party Company Takeover Proposal, (3) caused or authorized the Company or any of its subsidiaries to enter into a Company Acquisition Agreement, (4) approved the breach of the Company's obligations not to withdraw or modify approval of the Offer or the Merger (or publicly propose to do so), not to approve or recommend any Company Takeover Proposal (or publicly propose to do so) and not to cause or authorize a Company Acquisition Agreement to be entered into, as described in the section entitled "No Solicitation" above, or (5) resolved or publicly disclosed any intention to take any of the foregoing actions, (b) there has been a material breach by the Company of any representation or warranty contained in the Merger Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or could reasonably be likely to have a Company Material Adverse Effect, or (c) there has been a material breach of any of the covenants set forth in the Merger Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 15 days after written notice of such breach is given by Parent to the Company.

    The Merger Agreement provides that the Company will pay to Purchaser an amount equal to $40.0 million (the "Termination Fee") in any of the following circumstances: (w) the Merger Agreement is terminated at such time that the Merger Agreement is terminable as described in clause (iii)(c) or clause (iv)(a) of the preceding paragraph; (x) the Merger Agreement is terminated by either Parent or the Company as described in clause (ii)(a) of the preceding paragraph, and (1) at the time of such termination the Minimum Condition shall not have been satisfied, (2) at the time of such termination the Company shall not have the right to terminate the Merger Agreement as described in clause (iii)(a) or
(b) of the preceding paragraph, (3) prior to such termination, a Company Takeover Proposal involving at least 50% of the assets of the Company and its subsidiaries, taken as a whole, or 50% of any class of equity securities of the Company (any such Company Takeover Proposal, a "Competing Proposal"), is (a) publicly disclosed or has been made directly to Shareholders generally or (b) any person (including without limitation the Company or any of its subsidiaries) publicly announces an intention (whether or not conditional) to make such a Competing Proposal (a "Takeover Proposal Event"), and (4) prior to the termination of the Merger Agreement or within 12 months after the termination of the Merger Agreement, the Company or a subsidiary thereof enters into a Company Acquisition Agreement providing for a Competing Proposal (any such agreement, a "Competing Proposal Agreement"); (y) the Merger Agreement is terminated by either Parent or the Company as described in clause (ii)(c) of the preceding paragraph and (1) at the time of such termination the Minimum Condition shall not have been satisfied, (2) at the time of such termination the Company shall not have the right to terminate the Merger Agreement as described in clause
(iii)(a) or (b) of the preceding paragraph, (3) prior to such termination a Takeover Proposal Event shall have occurred, and (4) prior to the termination of the Merger Agreement or within 12 months after the termination of the Merger Agreement, the Company or a subsidiary thereof enters into a Competing Proposal Agreement; or (z) the Merger Agreement is terminated by Parent as described in clause (iv)(b) or (c) of the preceding paragraph, and (1) prior to such termination a Takeover Proposal Event shall have occurred, and (2) prior to the termination of the Merger Agreement or within 12 months after the termination of the Merger Agreement, the Company or a subsidiary thereof enters into a Competing Proposal Agreement.

    If the Merger Agreement is terminated in circumstances where a Termination Fee is then payable, the Merger Agreement provides that, in any such case, the Company will promptly, but in no event later than two business days after submission of a request therefor, pay Parent up to $4.0 million of Parent's documented expenses.

    The Merger Agreement further provides that if a Termination Fee is payable as described in clause (x), (y) or (z) of the second preceding paragraph, then the Company will pay the Termination Fee to Parent upon the signing of a Competing Proposal Agreement or, if no Competing Proposal Agreement is signed, then at the closing (and as a condition of closing) of a Competing Proposal. Notwithstanding any other provision thereof, (a) in no event may the Company enter into a Competing Proposal Agreement unless, prior thereto, the Company has paid any amount due or which will become due under the Merger Agreement, (b) the Company may not terminate the Merger Agreement unless prior thereto it has paid to Parent all amounts then due under the Merger Agreement,
(c) all amounts due as described in clause (w) of the second preceding paragraph and in the circumstances in which the Company has not entered into a Competing Proposal Agreement will be payable promptly, but in no event more than two business days after request therefor is made, and (d) all amounts due under the Merger Agreement will be paid on the date due in immediately available funds wire transferred to the account designated by Parent.

    The Merger Agreement further provides that, except as set forth above, all fees and expenses (including Commission filing fees) incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that Parent and the Company will bear and pay one-half of the costs and expenses incurred in connection with the printing and mailing of the Offer documents, the Schedule 14D-9 and the proxy statement.

    AMENDMENT. The Merger Agreement may be amended by the parties thereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by Shareholders of the Company but after any such Shareholder approval, no amendment will be made which by law requires the further approval of such Shareholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

    ASSIGNMENT. Neither the Merger Agreement nor any of the rights, interests or obligations thereunder may be assigned by any of the parties thereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, the Merger Agreement will be binding upon and will inure to the benefit of the parties thereto and their respective successors and assigns. Notwithstanding anything contained in the Merger Agreement to the contrary, except as described in the section entitled "Indemnification; Directors' and Officers' Insurance," nothing in the Merger Agreement, expressed or implied, is intended to confer on any person other than the parties thereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of the Merger Agreement.

    TIMING. The exact timing and details for the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Purchaser has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

OTHER MATTERS

    EFFECTS OF INABILITY TO CONSUMMATE THE MERGER. Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, Purchaser will be merged with and into the Company. If, following the Offer, approval of the Company's Shareholders is required by applicable law in order to consummate the Merger of Purchaser with the Company, the Company will submit the Merger to the Company's Shareholders for approval. If the Merger is submitted to the Company's Shareholders for approval, the Merger will require the approval of the holders of a majority of the outstanding Shares, including the Shares owned by Purchaser. If the Offer is consummated, and the Minimum Condition is satisfied without being reduced or waived, Purchaser will be able to approve the Merger without the vote of any other Shareholder.

    If the Merger is consummated, Shareholders of the Company who elected not to tender their Shares in the Offer will receive the same amount of consideration in exchange for each Share as they would have received in the Offer, subject to their rights to exercise dissenters' rights.

    If, following the consummation of the Offer, the Merger is not consummated, Parent, which owns 100% of the Common Stock of Purchaser, indirectly will control the number of Shares acquired by Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law, the Company has agreed to take all actions necessary to cause a majority of the directors of the Company selected by Parent to consist of persons designated by Parent (whether, by election or by the resignation of existing directors and causing Parent designees to be elected). As a result of its ownership of such Shares and right to designate nominees for election to the Company Board, Parent indirectly will be able to influence decisions of the Board and the decisions of Purchaser as a Shareholder of the Company. This concentration of influence in one Shareholder may adversely affect the market value of the Shares.

    If Parent controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, Shareholders of the Company, other than those affiliated with Parent, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval. If for any reason following completion of the Offer, the Merger is not consummated, Parent and Purchaser reserve the right, subject to its confidentiality agreement with the Company (as amended by the Merger Agreement) and to any applicable legal restrictions, to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by Parent and Purchaser.

    STATUTORY REQUIREMENTS. Under the MBCA and the Company's articles of incorporation, the approval of the Company Board, and, unless Parent shall directly or indirectly acquire 90% or more of the outstanding Shares, the affirmative vote of the holders of a majority of the outstanding Shares, including the Shares held by Purchaser and its affiliates, are required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

    The Company Board and a special committee of the Company Board formed under the MBCA have each unanimously (with one director being absent from the Company Board and two directors being absent from the special committee) approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. Unless the Merger is consummated pursuant to the short-form merger provisions under the MBCA described below (in which case no further corporate action by the Shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the outstanding Shares.

    Under Section 302A.621 of the MBCA, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's Shareholders. In such event, Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's Shareholders. If Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's Shareholders would be required under the MBCA.

    Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the MBCA and its articles of incorporation and bylaws to convene a meeting of its Shareholders promptly following consummation of the Offer to consider and vote on the Merger, if a Shareholders' vote is required. If Purchaser owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other Shareholder of the Company.

    DISSENTERS' RIGHTS. No rights to seek to obtain the "fair value" of their Shares are available to Shareholders in connection with the Offer. However, if the Merger is consummated, a Shareholder will have certain rights under Sections 302A.471 and 302A.473 of the MBCA to dissent from the Merger and obtain payment in cash for the fair value of that Shareholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the effective date of the Merger) required to be paid in cash to dissenting Shareholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Merger Consideration.

    The Merger Agreement provides that, notwithstanding any provision of the Merger Agreement to the contrary, any Shares held by a holder who has not voted such Shares in favor of the Merger Agreement and who has properly exercised dissenters' rights with respect to such Shares in accordance with the MBCA (including Sections 302A.471 and 302A.473 thereof) and as of the Effective Time has neither effectively withdrawn nor lost its right to exercise such dissenters' rights ("Dissenting Shares"), will not be converted into or represent a right to receive the Merger Consideration, but the holder thereof will be entitled to only such rights as are granted by the MBCA.

    The Merger Agreement further provides that if any Shareholder who asserts dissenters' rights with respect to its Shares under the MBCA effectively withdraws or loses (through failure to perfect or otherwise) dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares.

    FAILURE TO PRECISELY FOLLOW THE STEPS REQUIRED BY SECTIONS 302A.471 AND 302A.473 OF THE MBCA FOR THE PERFECTION OF DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE MBCA IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY DISSENTERS' RIGHTS AVAILABLE UNDER THE MBCA.

    THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE MBCA.

    GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Shareholders be filed with the Commission and disclosed to minority Shareholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that, if, between the date of the Merger Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Per Share Amount will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    The Merger Agreement further provides that, other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, or by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives or is to receive its proportionate share thereof, the Company will not, and will not permit any of its subsidiaries to, without the consent of Parent or Purchaser
(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities provided that nothing therein stated will limit the Company's right to cancel the Options in exchange for the Option Consideration.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and (subject to any such rules or regulations) may postpone the acceptance for payment or payment for any Shares tendered, and may amend or terminate (if, when and as permitted by the Merger Agreement) the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) (1) unless the following conditions have been satisfied: (i) there shall have been validly tendered and not withdrawn prior to the Expiration Date a number of Shares which represents at least a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger ("Voting Securities"), calculated on a fully diluted basis, on the date of purchase ("on a fully diluted basis" having the following meaning, as of any date: the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise), (ii) any applicable waiting periods under the HSR Act shall have expired or been terminated prior to the expiration of the Offer, and (iii) the OCC shall have consented in writing to, or stated in writing that it would not disapprove of, the Offer and the Merger or all applicable filing, approval or waiting periods or extensions thereof under the CIBC Act shall have expired without the OCC providing notice of objection to the Offer or the Merger (the "OCC Condition"), or (2) if at any time on or after the date of the Merger Agreement and before the Expiration Date, any of the following shall have occurred:

        (i) any governmental entity or authority or any court shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, temporary or preliminary injunction that shall not have been lifted prior to the Expiration Date or permanent injunction or other order which is in effect and which (a) restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including the Offer or the Merger, (b) prohibits, limits or otherwise adversely affects the ownership or operation by Parent or any of its subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries or compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company and its subsidiaries as a result of the completion of the Offer or the Merger, or (c) imposes limitations on the ability of Parent, Purchaser or any other subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including without limitation the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's Shareholders, including without limitation the approval and adoption of the Merger Agreement and the transactions contemplated thereby;

        (ii) there shall be instituted or pending any action or proceeding before any United States or foreign court or governmental entity or authority by any United States or foreign governmental entity or authority seeking any order, decree or injunction having any effect set forth in paragraph (i) above;

        (iii) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to the materiality, material adverse effect or knowledge limitations contained therein) shall not be true and correct as of the Expiration Date (as the same may be extended from time to time) as though made anew on and as of such date (except for representations and warranties made as of a specified date, unless they shall not be true and correct as of the specified date), except for any breach or breaches of any representations or warranties in Section 3.1 (except the first sentence) of the Merger Agreement and Sections 3.4 through
    3.20 of the Merger Agreement which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect;

        (iv) the Company shall not have performed or complied in all material respects with its covenants under the Merger Agreement to which it is a party and such failure continues until the later of (a) 15 calendar days after actual receipt by it of written notice from Parent setting forth in reasonable detail the nature of such failure and (b) the Expiration Date;

        (v) there shall have occurred any material adverse change, or any development that is reasonably likely to result in a material adverse change, in the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;

        (vi) the Merger Agreement shall have been terminated in accordance with its terms;

        (vii) the Company Board shall have (a) withdrawn or materially modified or changed (including by amendment of Schedule 14D-9) its recommendation of the Offer, the Merger or the Merger Agreement in a manner adverse to Purchaser or Parent, (b) taken a position inconsistent with its recommendation of the Offer, the Merger or the Merger Agreement in a manner adverse to Purchaser or Parent, (c) approved or recommended any Company Takeover Proposal, (d) taken any action referred to in Section 5.2(b) of the Merger Agreement that is prohibited thereby or would be so prohibited but for the exceptions thereto, or (e) resolved or publicly disclosed any intention to do any of the foregoing; or

        (viii) the U.S. Federal Reserve Board or any other federal government authority shall have declared a general banking moratorium or general suspension or material limitation on the extension of credit or in respect of payments in respect of credit by banks or other lending institutions in the United States.

    The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser, or Parent on behalf of Purchaser, regardless of the circumstances (including without limitation any action or inaction by Purchaser or any of its affiliates other than a material breach by Purchaser or Parent of the Merger Agreement) giving rise to any such conditions or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time.

    A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

    Purchaser acknowledges that the Commission believes that (i) if Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (ii) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer To Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer To Purchase. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." There can be no assurance, however, that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

    OCC FILING. The Company currently controls FNB, a limited purpose national credit card bank, in Sioux Falls, South Dakota. Completion of the Offer will result in Parent indirectly controlling FNB. In accordance with federal law that requires prior federal approval of controlling shareholders of an insured institution such as FNB, on February 11, 1999, Parent filed a Notice of Change of Control (the "Notice") with the OCC. Under the CIBC Act, the OCC has 60 days to review a complete Notice, although it has the discretionary authority to extend the period. The OCC also has the discretion to act within a shorter period.

    The OCC will review the Notice to ensure that the acquisition enhances and maintains public confidence in the national bank system through the prevention of identifiable serious adverse effects resulting from anti-competitive combinations of interest, inadequate financial support or unsuitable management in national banks. Parent is unaware of any reason why the OCC would object to the Notice. The receipt of an affirmative non-objection from the OCC or the expiration of the 60-day period without the OCC having filed a notice of objection is a condition precedent to Parent's closure of the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in those states. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Parent and Purchaser believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made certain corporate acquisitions more difficult. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that the laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida

Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    In Minnesota, Section 302A.673 of the MBCA limits the ability of a publicly held Minnesota corporation to engage in business combinations with "interested shareholders" (defined in Section 302A.011 as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of such corporation entitled to vote) unless, among other things, a committee of that corporation's board comprised of all disinterested directors (defined in Section 302A.673 as a director or person who is neither an officer nor an employee of that corporation or a related organization, nor has been an officer or an employee within five years preceding the formation of the committee) has given its prior approval of either the business combination or the transaction which resulted in the shareholder becoming an "interested shareholder."

    Section 302A.671 of the MBCA (the "Control Share Act") provides that, unless the acquisition of certain additional percentages of voting control of an issuing public corporation (in excess of 20%, 33 1/3% or 50%) by an acquiring person is approved by the holders of a majority of the outstanding voting power of all shares entitled to vote (other than shares held by the acquirer and certain other persons), the shares acquired at or above any such new percentage level of voting control will not be entitled to voting rights. In addition, if the statutory requirements are not satisfied, the issuing public corporation may redeem the shares so acquired by the acquirer at their market value. Section 302A.671 does not apply to a cash offer to purchase all shares of voting stock of the issuing public corporation if such offer has been approved by a majority vote of the same committee of the disinterested directors of the issuing public corporation formed in accordance with Section 302A.673 if following the completion of the cash offer, the offeror will own over 50% of the voting power of the shares of the corporation. This section does not apply to a control share acquisition of shares of an issuing public corporation whose articles of incorporation or bylaws approved by its shareholders provide that the Control Share Act does not apply to control share acquisitions of its shares. The Company's Articles of Incorporation, as amended and restated, and Bylaws currently do not exclude the Company from the restrictions imposed by the Control Share Act.

    Section 302A.675 of the MBCA imposes a fair price requirement limiting a purchaser's ability to acquire shares of a publicly held corporation within two years following the last purchase of shares pursuant to a takeover offer with respect to that class, including new acquisitions made by purchase. This fair price requirement does not apply if the second acquisition is approved by a committee of that corporation's board of directors comprised of the disinterested directors formed in accordance with Section 302A.673 of the MBCA before the purchase of any shares pursuant to the first takeover offer.

    As described in Section 12 of the Offer to Purchase ("The Merger Agreement--The Offer"), the Company Board and a special committee consisting of its disinterested directors formed in accordance with Section 302A.673 of the MBCA have approved the Offer and the Merger prior to the purchase of Shares and prior to Parent or Purchaser becoming an "interested shareholder." The Company has represented in the Merger Agreement that Sections 302A.671, 302A.673 and 302A.675 of the MBCA do not apply to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, Parent and Purchaser believe that the foregoing restrictions do not apply to them with respect to such transactions.

    The Minnesota Takeover Disclosure Law, Minnesota Statutes Chapter 80B.01-80B.13 (the "Takeover Statute"), by its terms requires certain disclosures and the filing of certain disclosure material with the Minnesota Commissioner of Commerce (the "Commissioner") with respect to any offer for a corporation, such as the Company, that has its principal place of business in Minnesota and a certain number of shareholders resident in Minnesota. Purchaser will file a registration statement with the Commissioner on February 18, 1999. Although the Commissioner does not approve or disapprove the Offer, he does review the disclosure material for the adequacy of such disclosure and is empowered to suspend summarily the Offer in Minnesota within three days of such filing if he determines that the registration statement does not (or the materials provided beneficial owners of the Shares residing in Minnesota do not) provide full disclosure. If such summary suspension occurs, a hearing must be held (within 10 days of the summary suspension) as to whether to permanently suspend the Offer in Minnesota, subject to corrective disclosure. If the Commissioner takes action under the Takeover Statute, then Purchaser may not be obligated to accept for payment or pay for Shares tendered pursuant to the Offer because such action may have the effect of significantly delaying the Offer. See Section 14 for certain conditions of the Offer, including conditions with respect to governmental actions. In such event, Purchaser may, among other things, terminate the Offer or amend the terms and conditions of the Offer.

    Based on information supplied by the Company and the Company's representations in the Merger Agreement, Purchaser does not believe that any other state takeover statutes apply to the Offer or the Merger. Except as described above, neither Purchaser nor Parent believes that any state takeover statute or regulation applies to the Offer or the Merger. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer To Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Such filing was made on February 17, 1999 and such waiting period will expire at 11:59 p.m. on March 3, 1999. If, however, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser concerning the Offer, the waiting period will be extended and would expire 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while the negotiations continue. For information regarding the obligations of the Company, Parent and Purchaser in this regard, see "The Merger Agreement-- Consents, Approvals and Filings" in Section 12.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. While Parent and Purchaser believe that the Offer and the Merger do not involve a violation of antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16. FEES AND EXPENSES

    Credit Suisse First Boston is acting as Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with Parent's proposed acquisition of the Company, for which services CSFB will receive customary compensation. In addition, Parent has agreed to reimburse CSFB for its reasonable expenses incurred in rendering its services (including reasonable legal expenses) under its engagement agreement with Parent and has agreed to indemnify CSFB against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws. CSFB from time to time renders various investment banking services to Parent and its affiliates for which it is paid customary fees.

    In the ordinary course of its business, CSFB engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company and Parent.

    Georgeson & Company Inc. has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

    In addition, Norwest Bank Minnesota, N.A. has been retained as the Depositary. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

    Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments to the Schedule 14D-1, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Neither the delivery of the Offer To Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer To Purchase.

                                          BENGAL SUBSIDIARY CORP.

February 18, 1999

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

A. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent and Purchaser. Unless otherwise indicated below, (i) each individual has held his or her positions for more than the past five years, (ii) the business address of each person is 7 West Seventh Street, Cincinnati, Ohio 45202, and (iii) all directors and officers listed below are citizens of the United States. Directors are identified with a single asterisk.

                                                            PRESENT PRINCIPAL OCCUPATION OR
NAME                                                  EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------

*James M. Zimmerman                   Chairman and Chief Executive Officer since 1997 and
                                      Director since 1988 (member of Executive and Finance Committees)
                                      President and Chief Operating Officer from 1988 to 1997
                                      Member of boards of directors of The Chubb Corporation and H.J. Heinz
                                      Company

Joel A. Belsky                        Corporate Vice President and Controller since 1996
                                      Served as Divisional Vice President and Deputy Controller from 1993 to 1996
                                      Served as Vice President of Finance and Chief Financial Officer for
                                      Federated's Atlanta-based Rich's/Goldsmith's since 1982

Dennis J. Broderick                   Senior Vice President and General Counsel since 1990, Corporate Secretary since 1993
                                      Vice President and Deputy General Counsel for Federated's regional Law
                                      Department operation from February 1987 until 1990
                                      Served as Assistant General Counsel at The Firestone Tire & Rubber Company

Thomas G. Cody                        Executive Vice President--Legal and Human Resources since 1988
                                      Senior Vice President--Law and Public Affairs from 1982 to 1988
                                      Served as Senior Vice President, General Counsel and Secretary for Pan
                                      American World Airways, Inc.
                                      Member of Board of Directors of CTS Corporation

*Meyer Feldberg                       Director since 1992 (member of the Board Organization and Corporate
                                      Governance ("BOCG"), Compensation, Executive and Public Policy Committees
                                      and the Section 162(m) Subcommittee)
                                      Dean of the Columbia Business School at Columbia University since 1989
                                      Member of boards of directors of PaineWebber Mutual Funds, Revlon, Inc. and
                                      Primedia, Inc.

                                                            PRESENT PRINCIPAL OCCUPATION OR
NAME                                                  EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
*Earl G. Graves, Sr.                  Director since 1994 (member of the Audit Review, BOCG, Executive and Public
                                      Policy Committees of the Board)
                                      Chairman and Chief Executive Officer of Earl G. Graves, Ltd. since 1970
                                      Publisher and Chief Executive Officer of "Black Enterprise" magazine
                                      Chairman Emeritus of Pepsi-Cola of Washington, D.C., L.P. since 1996
                                      Member of boards of directors of Aetna, Inc., AMR Corporation, Daimler
                                      Chrysler Corporation and Rohm & Haas Corporation

*George V. Grune                      Director since 1992 (member of the Audit Review, Compensation, Executive and Public Policy Committees and the Section 162(m) Subcommittee)
                                      Chairman of the DeWitt Wallace Reader's Digest Fund, Inc. and the Lila
                                      Wallace Reader's Digest Fund, Inc.
                                      Interim Chairman and Chief Executive Officer of The Reader's Digest
                                      Association, Inc. from 1997 to 1998
                                      Member of boards of directors of Avon Products, Inc., Bestfoods and The
                                      Chase Manhattan Corporation

Karen M. Hoguet                       Chief Financial Officer since 1997, Senior Vice President of Planning since
                                      1991 and Treasurer since 1992
                                      Served as Vice President from 1988 to 1991
                                      Served as Operating Vice President of Financial Planning and Analysis from
                                      1987 to 1988
                                      Served as Manager and then Director of Capital and Business Planning from
                                      1985 to 1988
                                      Buyer at Shillito Rikes, a Federated division in Cincinnati for 1984
                                      Served as Senior Consultant in marketing and long-range planning from 1982 to 1984
                                      Member of Board of Directors of Cincinnati Bell Inc.

*Sara Levinson                        Director since 1997 (member of the Audit Review and Public Policy
                                      Committees)
                                      President of NFL Properties, Inc. since 1994
                                      Served as President-Business Operations of MTV: Music Television, a
                                      division of Viacom International, Inc. from 1993 to 1994
                                      Member of the Board of Directors of Harley Davidson, Inc.

*Terry J. Lundgren                    President and Chief Merchandising Officer since 1997 (151 West 34th Street,
                                      New York, New York 10001)
                                      Director since 1997 (member of the Public Policy Committee)
                                      Served as Chairman of Federated Merchandising Group, a division of Parent, from 1994 to 1998

                                                            PRESENT PRINCIPAL OCCUPATION OR
NAME                                                  EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
*Joseph Neubauer                      Director since 1992 (member of the BOCG, Compensation, Executive and
                                      Finance Committees)
                                      Chairman and Chief Executive Officer of ARAMARK Corporation since 1984
                                      Served as President of ARAMARK Corporation from 1983 through 1997
                                      Member of the boards of directors of ARAMARK Corporation, Bell Atlantic
                                      Corporation, First Union Corporation and CIGNA Corporation

*Joseph A. Pichler                    Director since 1997 (member of the BOCG and Compensation Committees and the
                                      Section 162(m) Subcommittee of the Board)
                                      Chairman and Chief Executive Officer of The Kroger Co.
                                      Member of the boards of directors of The Kroger Co. and Milacron Inc.

*Ronald W. Tysoe                      Vice Chairman since 1990 and Director since 1988 (member of the Finance
(Canadian citizen)                    Committee)
                                      Chief Financial Officer from 1990 through 1997
                                      Member of the board of directors of E.W. Scripps Company.

*Karl M. von der Heyden               Director since 1992 (member of the Audit Review, Public Policy and Finance
                                      Committees)
                                      Vice Chairman of the Board of Directors of PepsiCo, Inc. since 1996
                                      Chief Financial Officer of PepsiCo, Inc. from 1996 to 1998
                                      Served as President and Chief Executive Officer of Metallgesellschaft Corp.
                                      from 1993 to 1994
                                      Served as Co-Chairman and Chief Executive Officer of RJR Nabisco, Inc. from
                                      March 1993 to May 1993
                                      Served as Executive Vice President and Chief Financial Officer of RJR
                                      Nabisco, Inc. from 1989 to 1993
                                      Member of the board of directors of Zeneca Group PLC.

*Craig E. Weatherup                   Director since 1996 (member of the BOCG, Compensation and Public Policy
                                      Committees)
                                      Chairman and Chief Executive Officer of The Pepsi Bottling Group since
                                      January 1999
                                      Served as Chairman and Chief Executive Officer of Pepsi-Cola Company from
                                      1996 to 1998
                                      Served as President of Pepsi Co, Inc. from April 1998 to July 1998
                                      President and Chief Executive Officer of Pepsi-Cola North America from 1990 to 1998
                                      Member of board of directors of PepsiCo, Inc. and Starbucks Inc

*Marna C. Whittington                 Director since 1993 (member of the Audit Review, BOCG, Executive and
                                      Finance Committees)
                                      Chief Operating Officer of Morgan Stanley Dean Witter Investment Management
                                      since 1996
                                      Served as Partner at Miller, Anderson & Sherrerd, LLP from 1992 through
                                      1996
                                      Member of the board of directors of Rohm & Haas Company

B. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The directors and executive officers of Purchaser are Dennis J. Broderick and John R. Sims. Mr. Broderick is also an executive officer of Parent. Information concerning the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of Mr. Broderick is set forth in the table of the directors and executive officers of Parent. Such information is set forth below for Mr. Sims. The business address of each is 7 West Seventh Street, Cincinnati, Ohio 45202. Both directors and officers of Purchaser are citizens of the United States.

                                                            PRESENT PRINCIPAL OCCUPATION OR
NAME                                                  EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------

John R. Sims                          Vice President, Deputy General Counsel of Parent since 1990
                                      Operating Vice President and Deputy General Counsel of Parent from 1988 to
                                      1990
                                      Deputy Regional Counsel for Parent from 1987 to 1988
                                      Assistant Counsel for Parent from 1975 to 1987

    Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Shareholder of the Company or his broker dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                          Norwest Bank Minnesota, N.A.

          By Mail:                 By Hand in New York:        By Hand/Overnight Courier:
Norwest Bank Minnesota, N.A.   The Depositary Trust Company   Norwest Bank Minnesota, N.A.
     Shareowner Services            Transfer Agent Drop            Shareowner Services
  Reorganization Department      55 Water Street-1st Floor     161 North Concord Exchange
       P.O. Box 64858          New York, New York 10041-0099    South St. Paul, MN 55075
   St. Paul, MN 55164-0858

                           By Facsimile Transmission:
                                 (651) 450-4163

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer To Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and Dealer Manager as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     [LOGO]

                               Wall Street Plaza
                            New York, New York 10005

                 Banks and Brokers Call Collect  (212) 440-9800
                   All Others Call Toll-Free  (800) 223-2064

                      The Dealer Manager for the Offer is:

                     Credit Suisse First Boston Corporation
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll-Free (800) 881-8320